Exhibit 10.1
INDEPENDENT CONTRACTOR AGREEMENT

This Agreement is entered into as of November 8, 2017 by and between Five9, Inc., a Delaware corporation (hereinafter, “Company”), and Michael Burkland (hereinafter “Consultant”) to be effective as of the Resignation Effective Date (as defined below). The Company and Consultant are jointly referred to herein as the “Parties” and in some cases individually as a “Party.”

BACKGROUND

A. Consultant was employed by Company as its Chief Executive Officer and President pursuant the Executive Employment Agreement dated January 1, 2012 between the Parties (“Employment Agreement”).

B. On November 3, 2017, Consultant voluntarily resigned from the positions of Chief Executive Officer and President of the Company effective December 2, 2017 (“Resignation Effective Date”).

C. Company desires to engage Consultant as an independent contractor to perform services as Executive Chairman as set forth herein.

D. Consultant desires, as an independent contractor, to provide Company services as Executive Chairman on the terms set forth herein, and the Parties desire to resolve all outstanding issues regarding Consultant’s resignation of employment with Company.

AGREEMENT

In consideration of the mutual promises and agreements herein contained, Company and Consultant agree as follows:

1.
EMPLOYMENT AGREEMENT AND KESP: Consultant acknowledges and agrees that all of Consultant’s rights under the Employment Agreement and the Key Employee Severance Benefit Plan (“KESP”) were terminated and ceased as of the Resignation Effective Date based on Consultant’s voluntary resignation, Consultant is not eligible to receive any compensation or benefits under Section 6 of the Employment Agreement or under the KESP based on Consultant’s voluntary resignation, and the Company has no continuing obligations to Consultant under the Employment Agreement or KESP. The Company, however, will pay Consultant a pro-rated share of the fourth quarter bonus Consultant was eligible to receive as Chief Executive Officer (for the period through December 1, 2017) under the Company’s 2017 executive bonus plan, less applicable withholdings, at the time such bonuses are approved for the Company’s other executive officers in the first quarter of 2018.

CONSULTANT: MB (initial)    - PAGE 1 -    COMPANY: BZ (initial)

2.
SERVICES: Consultant shall, as Executive Chairman, perform the services described in Appendix A, Section I, attached hereto and incorporated by reference herein ("Services") for the Term of this Agreement as set forth in Section 4. Services shall be performed at such place or places as Company may from time to time designate. Consultant shall also continue to serve as a member of the Company’s Board of Directors (“Board”) during the Term of this Agreement, and will be eligible to receive medical benefits as a member of the Board. To the extent he is ineligible to receive medical benefits as a member of the Board, the Company will reimburse him for the cost of individual coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, if available, and, if not available, through other means. Unless approved by the Board, Consultant shall not receive any additional compensation for his service on the Board, including under the Company’s Non-Employee Director Compensation Policy.

3.
CONFIDENTIALITY, TRADE SECRETS, PROPRIETARY RIGHTS INTELLECTUAL PROPERTY: Consultant and Company hereby agree that all of the restrictions, obligations and provisions set forth in the Agreement Regarding Confidential Information, Intellectual Property Non-Solicitation between them dated April 16, 2012, shall remain in full force and effect in accordance with its terms.

4.
TERM: This Agreement shall begin on the Resignation Effective Date, and either Party may terminate this Agreement, with or without cause, at any time and for any reason upon giving the other Party at least fifteen (15) days’ prior written notice of such termination (“Term”). The termination of this Agreement shall not affect Consultant’s continued service on the Board nor his rights to vesting acceleration of his stock awards upon a change in control of the Company, as described in Appendix A, Section II.

5.	COMPENSATION:

(a) Company shall pay to Consultant, as full and complete compensation for all Services performed by Consultant hereunder, at the rate described in Appendix A, Section II, entitled Compensation, for all efforts expended by Consultant in performance of Services hereunder.

(b)
All compensatory equity awards granted to Consultant by Company prior to the date hereof shall continue vesting following the Resignation Effective Date subject to the terms of the Company’s applicable plans and other applicable agreements between the Parties, subject to his continued service with the Company as a director on the Board. Consultant agrees that this Section 5(b) constitutes an amendment to the definition of Continuous Service (as defined in the Company’s 2014 Equity Incentive Plan) with respect to such compensatory equity awards.

CONSULTANT: MB (initial)    - PAGE 2 -    COMPANY: BZ (initial)

(c)
With the approval of the Board or the Company’s Chief Executive Officer, Company shall reimburse Consultant for reasonable expenses incurred by Consultant in connection with the performance of Services under this Agreement.

6.
ASSIGNMENT: It is mutually acknowledged that this Agreement contemplates the personal services of Consultant and, accordingly, this Agreement or any rights hereunder or interest herein may not be assigned, transferred or otherwise delegated by Consultant without the express prior written consent by Company. Any attempted sale, assignment, transfer, conveyance, or delegation by Consultant in violation of this Section 6 shall be void.

7.	STATUS OF CONSULTANT:

(a) Consultant enters this Agreement as, and intends to continue to be, an independent contractor. Consultant acknowledges that as an independent contractor Consultant is undertaking certain risks of loss not associated with an employment relationship. Under no circumstances shall Consultant look to Company or a client of Company as its employer.

(b) Consultant will be solely responsible for payment of all taxes owed, including payment, if any, of employment related taxes and Worker's Compensation Insurance (i.e., FICA, Federal, State, Local, etc.).

8.
EQUIPMENT AND FACILITIES: Consultant may use equipment and facilities of Company provided such are available and such equipment and facilities shall be used solely at Company’s discretion. In the event of voluntary or involuntary termination of this Agreement, all equipment and/or other property of Company, including without limitation all code, development tools, and other technology that were supplied by Company, or a client of Company, to Consultant, as well as notes, reports, documentation, and drawings pertaining to such code and technologies, or other trade secret information shall be returned to Company by Consultant upon the effective date of termination. Consultant shall be responsible for providing his own software and hardware as required for performance of services described in Appendix A. In the event that consultant does not possess items which are deemed necessary, Company may provide them and then Company shall retain ownership after the consulting period elapses.

9.
ARBITRATION: Any dispute relating to the interpretation or performance of this Agreement shall be resolved at the request of either Party through binding arbitration conducted in Alameda County, California, in accordance with the then-existing rules of the American Arbitration Association. Judgment upon any award by the arbitrators may be entered by the state or federal court having jurisdiction. The Parties intend that this Agreement to Arbitrate be irrevocable.

CONSULTANT: MB (initial)    - PAGE 3 -    COMPANY: BZ (initial)

10.
NOTICES: Any notices in connection with the subject matter of this Agreement shall be in writing and shall be effective when delivered personally to the other Party for whom intended, or within five (5) days following deposit of same into the United States mail, certified mail, return receipt requested, first class postage prepaid, addressed to such Party at the address set forth below its signature to this Agreement. Either Party may designate a different address by notice to the other Party given in accordance herewith. In the alternative, a Party may give notice to the other Party via email, which, in the case of Company, shall be directed to Company’s then-current Chief Executive Officer at his or her @five9.com email address, and, in the case of Consultant, shall be directed to his @five9.com email address.

11.	GENERAL PROVISIONS:

(a)	This Agreement shall be governed by and construed in accordance with the laws of the State of California.

(b)	This Agreement may not be changed or modified, in whole or part, except by a writing signed by both Parties.

(c)
If any provision of this Agreement shall be found to be invalid or unenforceable, such invalid or unenforceable provision shall be replaced by a valid and enforceable provision that as closely as possible reflects the intent of the Parties, and the remaining provisions shall nevertheless remain in full force and effect.

(d) This Agreement sets forth the entire understanding between the Parties with respect to the subject matter hereof. It replaces and supersedes any other agreement, representation, or promise which may have existed between the Parties.

(e) This Agreement is binding upon and shall inure to the benefit of the legal successors and assigns of the Parties.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first set forth above.

CONSULTANT:                    COMPANY:

/s/ Michael Burkland                    /s/ Barry Zwarenstein
Michael Burkland                    By: Barry Zwarenstein
Title: Chief Financial Officer

Address:

APPENDIX A

Section I ("Services")

The Services to be performed by Consultant as Executive Chairman under this Agreement shall be as follows:

•	Advice and consultation on strategic initiatives, investor relations, talent development, organizational and other matters.

Consultant shall work under the direction of the Board and, as appropriate, in conjunction with the Company’s Chief Executive Officer, or other employees of the Company, and shall provide such other services as requested by the Board or the Company’s Chief Executive Officer and agreed to by Consultant.

Section II ("Compensation")

Compensation to Consultant as full and complete consideration for Services rendered under this Agreement shall be as follows:

1.	A monthly payment in the gross sum of $16,666.67.

2.	Consultant shall be eligible to receive additional equity awards under the Company’s equity incentive plans, subject to the approval of the Board or Compensation Committee.

3.
Consultant shall receive full vesting acceleration of Consultant’s then-unvested and outstanding stock awards as of immediately prior to a Change in Control (as defined in the Company’s 2014 Equity Incentive Plan), subject to his continued service with the Company as a director on the Board through such time.

CONSULTANT: MB (initial)    - PAGE 4 -    COMPANY: BZ (initial)